Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 3, 2013

BY AND BETWEEN

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND

CENTRAL FINANCIAL CORPORATION

i

TABLE OF DEFINITIONS

Page

Acquisition Proposal	39
Acquisition Transaction	40
Agreement	1
Bank Merger	2
Bank Merger Agreement	2
BHCA	40
BOLI	17
Business Day	40
Buyer	1
Buyer 2012 Form 10-K	19
Buyer Bank	1
Buyer Benefit Plans	21
Buyer Board	40
Buyer Common Stock	3
Buyer Defined Benefit Plan	22
Buyer Disclosure Schedule	18
Buyer ERISA Affiliate	22
Buyer Loan Property	40
Buyer Market Value	36
Buyer Option Plans	40
Buyer Participation Facility	40
Buyer Property	22
Buyer SEC Documents	19
CERCLA	13
Certificate	3
Change in Recommendation	27
Closing	2
Closing Date	2
Code	1
Company	1
Company Bank	1
Company Benefit Plans	11
Company Board	40
Company Common Stock	1
Company Director Designee	2
Company Disclosure Schedule	6
Company Employees	11
Company ERISA Affiliate	11
Company Financial Statements	8
Company Intellectual Property	40
Company Loan Property	40
Company Material Contract	10
Company Meeting	27
Company Participation Facility	40
Company Pension Plan	11
Company Property	12
Confidentiality Agreement	29
CRA	7
Derivative Transaction	40
Determination Date	36
DGCL	1
Dissenting Shares	4

Page

Effective Time	2
Environment	40
Environmental Laws	41
ERISA	41
Exchange Act	41
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
FDIA	17
FHLB	41
Final Index Price	37
Final Index Price	37
Final Price	37
Finance Laws	10
FRB	41
GAAP	41
Governmental Authority	41
Hazardous Material	41
Hazardous Substance	41
Indemnified Parties	30
Indemnifying Party	30
Index	37
Index Ratio	37
Informational Systems Conversion	33
Initial Buyer Market Value	37
Initial Index Price	37
Insurance Amount	31
Insurance Policies	16
Intellectual Property	41
IRS	41
Knowledge	41
Leases	16
Liens	7
Loans	15
Material Adverse Effect	42
Merger	1
Merger Consideration	3
Merger Registration Statement	27
NASDAQ	4
New Certificates	4
OCC	42
Oil	42
OREO	15
Person	42
PGBC	42
Proxy Statement/Prospectus	42
Rights	42
SEC	8
Securities Act	42
Software	42
Subsidiaries	42
Subsidiary	42

Superior Proposal	42
Surviving Corporation	1
Tax	43
Tax Returns	43
Taxes	43

Termination Date	36
USA PATRIOT Act	7
VBCA	1
Voting Agreement	1

v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 3, 2013, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”), and Central Financial Corporation, a Vermont corporation (the “Company”).

WITNESSETH

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Delaware (the “Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and executive officers of the Company has entered into a voting agreement with Buyer dated as of the date of this Agreement (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of the Company’s common stock, par value $2.00 per share (the “Company Common Stock”) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, after the Effective Time of the Merger, on a date selected by Buyer, The Randolph National Bank of Randolph (the “Company Bank”), a national banking association and wholly owned subsidiary of the Company, will merge with and into Lake Sunapee Bank, fsb (“Buyer Bank”), a federally chartered savings association and wholly owned subsidiary of Buyer, with Buyer Bank continuing as the surviving entity;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Vermont Business Corporation Act (the “VBCL”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Certificate of Incorporation, Bylaws and the laws of the State of Delaware (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 1.03 Charter and Bylaws of the Surviving Corporation. The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

Section 1.04 Directors and Officers of Surviving Corporation; Advisory Board.

(a) The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that immediately following the Effective Time, Buyer shall expand the size of its Board of Directors by one (1) seat in connection with the Merger and designate Steven H. Dimick to serve on the Board of Directors of the Surviving Corporation (the “Company Director Designee”). The Company Director Designee shall be appointed to the class of the Board of Directors of the Surviving Corporation expiring at the 2014 annual meeting of stockholders, and such Company Director Designee shall be nominated and recommended by the Board of Directors of the Surviving Corporation as is necessary to ensure that such Company Director Designee shall have the opportunity to serve a minimum term of three years as a director. The Company Director Designee shall also be appointed to the Board of Directors of Buyer Bank in accordance with the Bylaws of Buyer Bank and effective immediately following the Effective Time.

(b) The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(c) At or prior to the Effective Time, Buyer shall invite up to four of the directors of the Company in office immediately prior to the Effective Time, excluding Steven H. Dimick, to serve as members of Buyer’s Upper Valley regional advisory board.

Section 1.05 Bank Merger.

(a) As soon as practicable after consummation of the Merger (or on such later date as Buyer shall specify), the Company Bank shall be merged with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence.

(b) As soon as practicable after the execution of this Agreement (or on such later date as Buyer shall specify), Buyer shall cause Buyer Bank, and the Company shall cause the Company Bank, to enter into an Agreement and Plan of Merger providing for the Bank Merger (the “Bank Merger Agreement”). The Bank Merger Agreement shall be in a form to be specified by Buyer and reasonably approved by the Company (such approval not to be unreasonably withheld or delayed).

Section 1.06 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the State of Delaware a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the DGCL, and (b) execute and file with the Vermont Secretary of State a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the VBCA. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

Section 1.07 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the DGCL and the VBCL.

Section 1.08 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004, on a date to be specified by the parties, which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

Section 1.09 Alternative Structure. Buyer may, at any time prior to the Effective Time, change the method of effecting the combination of Buyer and the Company (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of or the Company’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Buyer or the Company pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Buyer makes such a change, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.10 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company or any shareholder of Buyer:

(a) Each share of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 8.699 shares (the “Exchange Ratio”) of Buyer Common Stock (together with the associated stock purchase rights which are attached to, and trade with, Buyer Common Stock) (the “Merger Consideration”).

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.03. At the Effective Time, holders of the Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of the Company Common Stock.

Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock as reported on The NASDAQ Stock Market LLC (“NASDAQ”) for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04 Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 13 of the VBCA and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the VBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.05 hereof. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of the Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the VBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 2.05 Exchange Procedures.

(a) At or before the Effective Time, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such New Certificates and cash hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.01 and Section 2.03 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing treasury stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.01 and Section 2.03 and any unpaid dividends and distributions thereon as provided in Section 2.05(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of Buyer Common Stock (or any cash in lieu of fractional shares) to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Buyer Common Stock if (a) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, (b) Buyer issues additional shares of Buyer Common Stock under its Employee Stock Purchase Plan, or (c) Buyer issues employee or director stock grants or similar equity awards or shares of Buyer Common Stock upon the exercise or settlement thereof.

Section 2.07 Reservation of Shares. Effective upon the date of this Agreement, Buyer shall reserve for issuance a sufficient number of shares of Buyer Common Stock for the purpose of issuing shares of Buyer Common Stock to the Company shareholders in accordance with this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

(b) On or prior to the date of this Agreement, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III.

Section 3.02 Organization, Standing and Authority. The Company is a Vermont corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.02. The Articles of Association and Bylaws of the Company, copies of which have been made available to Buyer, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists solely of 300,000 shares of common stock, par value $2.00 per share, of which 125,024 shares are outstanding as of the date of this Agreement. As of the date of this Agreement, there are 43,296 shares of the Company Common Stock held in treasury by the Company. The outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

Section 3.04 Subsidiaries.

(a) (i) The Company has no Subsidiaries, other than the Company Bank, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of the Company Bank, (iii) no equity securities of the Company Bank are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which the Company Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of the Company Bank held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) The Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) The Company Bank has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04(c).

Section 3.05 Corporate Power; Minute Books. Each of the Company and the Company Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of the Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The minute books of the Company contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of the Company and the Company Board (including committees of the Company Board).

Section 3.06 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (b) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the VBCA, the Articles of Association of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.

Section 3.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of the Regulatory Approvals, the Bank Merger Approvals and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or the Company Bank or to which the Company or the Company Bank, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Association or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory

Approvals or the Bank Merger Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 Financial Statements.

(a) The Company has previously made available to Buyer copies of (i) the statements of condition of the Company as of December 31 for the fiscal years 2012 and 2011, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2012, 2011 and 2010, in each case accompanied by the audit report of A.M. Peisch & Company, LLP, the independent registered public accounting firm of the Company (the “Company Financial Statements”). The Company Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. A.M. Peisch & Company, LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The Company is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09 Absence of Certain Changes or Events.

(a) Since December 31, 2012, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(b) Since December 31, 2012, the Company has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Except as set forth on Company Disclosure Schedule 3.09(c), since December 31, 2012, the Company has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2012, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of the Company affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by the Company or any settlement or compromise of any income tax liability by the Company, (vi) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10 Financial Controls and Procedures. During the periods covered by the Company Financial Statements, the Company has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants.

Section 3.11 Regulatory Reports.

(a) The Company and the Company Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and the Company Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or the Company Bank, since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or the Company Bank.

(b) The Company Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the OCC, as amended from time to time, and has a CRA rating of “satisfactory” or better.

Section 3.12 Legal Proceedings; Regulatory Action.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or Company Bank, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor the Company Bank nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the OCC and the FDIC) or the supervision or regulation of the Company or the Company Bank. Neither the Company nor the Company Bank has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor the Company Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.13 Compliance with Laws.

Each of the Company and the Company Bank:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since January 1, 2009, no notification or communication from any Governmental Authority (i) asserting that the Company or the Company Bank it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist); and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.14 Material Contracts; Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.14, and except for this Agreement and transactions contemplated hereby, neither the Company nor the Company Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company to indemnification from the Company; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company or the Company Bank. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth on Company Disclosure Schedule 3.14(a), is referred to herein as a “Company Material Contract.” The Company has previously delivered to Buyer true, complete and correct copies of each such document.

(b) To its Knowledge, neither the Company nor the Company Bank is in breach or default under any Company Material Contract or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No power of attorney or similar authorization given directly or indirectly by the Company or Company Bank is currently outstanding.

Section 3.15 Brokers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Bank Analysis Center, Inc. A true, complete and correct copy of the engagement letter with Bank Analysis Center, Inc. has been provided to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and/or Company Bank (the “Company Employees”) and current or former directors of the Company and/or Company Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Company Benefit Plans”), are identified in Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been provided to Buyer.

(b) All Company Benefit Plans covering the Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no circumstances likely to result in revocation of, or inability to rely on, any such favorable determination letter or the loss of the qualification of such a Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. The Company has not engaged in a transaction with respect to any Company Benefit Plan or a Company Pension Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or Company Bank with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). Neither the Company nor the Company Bank has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company. No Company Pension Plan or single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. The Company has not provided, and is not required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Neither the Company nor the Company Bank have obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company and/or Company Bank may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Company Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of the Company or Company Bank, or after the consummation of the transactions contemplated hereby, Buyer or Surviving Corporation, to merge amend, or terminate any of the Company Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Company Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of the Company or Company Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan that is a deferred compensation plan (or any other type of plan or arrangement subject to Section 409A of the Code) and all deferral elections thereunder, if any, are in compliance with Section 409A of the Code, to the extent applicable.

Section 3.17 Labor Matters. The Company and the Company Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or the Company Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Except as disclosed on Company Disclosure Schedule 3.18(a), each of the Company and the Company Bank and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Company Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws.

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or Company Bank has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material or Oil at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor the Company Bank, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.18 could reasonably be based. No facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.18 would reasonably be expected to occur.

(d) During the period of (i) the Company’s or the Company Bank’s ownership, tenancy or operation of any Company Property or (ii) the Company’s or the Company Bank’s holding of a security interest in any Company Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Company Loan Property that would reasonably be expected to result in any liabilities or obligations of the Company or the Company Bank pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (i) the Company’s or the Company Bank’s ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (ii) the Company’s or the Company Bank’s holding of a security interest in a Company Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of the Company or the Company Bank pursuant to Environmental Law.

(e) Neither the Company nor the Company Bank is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities.

(f) Notwithstanding any other provision of this Agreement, other than as set forth in Section 3.09 (Financial Statements), Section 3.11 (Regulatory Reports), Section 3.09 (Absence of Certain Changes or Events), Sections 3.23 (Property and Leases), and Section 3.26 (Insurance), this Section 3.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Oil and other environmental matters.

Section 3.19 Tax Matters.

(a) Each of the Company and the Company Bank has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company and Company Bank (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. Neither the Company nor the Company Bank is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Company Disclosure Schedule 3.19, neither the Company nor the Company Bank currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where the Company or Company Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or Company Bank.

(b) Each of the Company and Company Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of the Company are pending with respect to the Company or the Company Bank. Neither the Company nor the Company Bank has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or Company Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or Company Bank.

(d) The Company has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Company Bank for taxable periods ended December 31, 2011, 2010 and 2009. The Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by either the Company or the Company Bank filed for the years ended December 31, 2011, 2010 and 2009. The Company has timely and properly taken such actions in response to and in compliance with notices the Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Neither the Company nor the Company Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor the Company Bank has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Company Bank (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than Tax Returns which include only the Company and Company Bank), and (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company or Company Bank) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company and the Company Bank (i) did not, as of December 31, 2012, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Company’s audited consolidated balance sheet as of December 31, 2012,, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(h) Neither the Company nor the Company Bank shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor the Company Bank has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor the Company Bank has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and the Company has not been notified of, or to the Company’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20 Investment Securities. Each of the Company and the Company Bank has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or the Company Bank. Such securities are valued on the books of the Company in accordance with GAAP. The Company and the Company Bank and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by the Company or the Company Bank or for the account of any of their customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. The Company and the Company Bank have duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) No Derivative Transactions, were it to be a Loan held by the Company or the Company Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of the Company under or with respect to each such Derivative Transactions has been reflected in the books and records of the Company in accordance with GAAP consistently applied, and no open exposure of the Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.22(a), as of the date of this Agreement, neither the Company nor the Company Bank are parties to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of February 28, 2013, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

(b) Company Disclosure Schedule 3.22(b) identifies (x) each Loan that as of February 28, 2013, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company, the Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of the Company that as of February 28, 2013, was classified as other real estate owned (“OREO”) and the book value thereof.

(c) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and the Company’s lending policies at the time of origination of such Loans and are complete and correct. The Company has previously made available to Buyer complete and correct copies of its lending policies.

(e) Neither the Company nor the Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company to repurchase from any such Person any Loan or other asset of the Company.

Section 3.23 Property and Leases.

(a) Company Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by the Company and the Company Bank. Except as set forth in Company Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and Company Bank has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which the Company or Company Bank uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date of this Agreement, neither the Company nor the Company Bank has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or the Company Bank of, or material default by the Company or the Company Bank in, the performance of any covenant, agreement or condition contained in any Lease, and to the Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.23(b), there is no pending or, to the Company’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that the Company or the Company Bank uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. The Company and the Company Bank has paid all rents and other charges to the extent due under the Leases.

Section 3.24 Intellectual Property. Company Disclosure Schedule 3.24 sets forth a true, complete and correct list of all the Company Intellectual Property. The Company and the Company Bank owns or has a valid license to use all the Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and the Company Bank as currently conducted. Except as set forth on Company Disclosure Schedule 3.24, the Company Intellectual Property owned by the Company and the Company Bank, and to the Knowledge of the Company, all other the Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor the Company Bank has received notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and the Company Bank does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of the Company or the Company Bank to own or use any of the Company Intellectual Property.

Section 3.25 Fiduciary Accounts. Since December 31, 2009, the Company Bank has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Insurance.

(a) The Company and the Company Bank is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Company Disclosure Schedule 3.26(a) identifies all insurance policies, binders, or bonds currently maintained by the Company and the Company Bank as of the date of this Agreement, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. All the Insurance Policies are in full force and effect and all claims thereunder have been filed in due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor the Company Bank is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(b) Company Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all the bank-owned life insurance policies (“BOLI”) owned by the Company and the Company Bank, including the value of BOLI as of the end of the month prior to the date of this Agreement. The value of such BOLI as of the date of this Agreement is fairly and accurately reflected in the Company Financial Statements in accordance with GAAP.

Section 3.27 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

Section 3.28 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor the Company Bank is a party to any agreement with any individual or group regarding CRA matters and the Company has no Knowledge of, and neither the Company nor the Company Bank has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.29 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.30 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.31 Fairness Opinion. The Company Board has received the written opinion of Bank Analysis Center, Inc. to the effect that as of the date of this Agreement the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.32 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of the Company to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Buyer included in the Proxy Statement/Prospectus.

Section 3.33 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

(b) On or prior to the date of this Agreement, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties.

Section 4.02 Organization, Standing and Authority of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Articles of Incorporation and Bylaws of Buyer, copies of which have been made available to the Company, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Capitalization. The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Common Stock, of which 7,064,489 shares are outstanding as of the date of this Agreement, and 2,500,000 shares of preferred stock, of which 23,000 shares are outstanding. As of the date of this Agreement, 425,779 shares of Buyer Common Stock are held in treasury by Buyer. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) Buyer Option Plans pursuant to which there are outstanding options to acquire 245,000 shares of Buyer Common Stock, and (b) Buyer Common Stock to be issued pursuant to this Agreement, Buyer does not have any Rights issued or outstanding with respect to Buyer Common Stock and Buyer does not have any commitments to authorize, issue or sell any Buyer Common Stock or Rights.

Section 4.04 Subsidiaries. Except as set forth on Buyer Disclosure Schedule 4.04, Buyer does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Buyer Disclosure Schedule 4.04, Buyer does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Buyer has not been conducted through any other direct or indirect Subsidiary or Affiliate of Buyer. No such equity investment identified in Buyer Disclosure Schedule 4.04 is prohibited by the State of New Hampshire or the FRB.

Section 4.05 Corporate Power; Minute Books. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Buyer and Buyer Board (including committees of Buyer Board).

Section 4.06 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Board. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

Section 4.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of the Regulatory Approvals and the Bank Merger Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals or the Bank Merger Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2012, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.09 SEC Documents; Financial Reports; and Financial Controls and Procedures.

(a) Buyer’s Annual Report on Form 10 K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2012 (the “Buyer 2012 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2010, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of Buyer SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer 2012 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2012, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.10 Regulatory Reports.

(a) Buyer and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010, with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NHTB, no Governmental Authority has initiated any proceeding, or to the Knowledge of NHTB, investigation into the business or operations of NHTB, since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Buyer Bank.

(b) Buyer is, and immediately after the Effective Time will be, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time. Buyer Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the OCC, as amended from time to time, and has a CRA rating of “satisfactory” or better.

Section 4.11 Legal Proceedings; Regulatory Action.

(a) Except as set forth on Buyer Disclosure Schedule 4.11(a), no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.12 Compliance With Laws.

Each of Buyer and its Subsidiaries:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) has received, since January 1, 2009, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

Section 4.13 Brokers. Neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Griffin Financial Group LLC. A true, complete and correct copy of the engagement letter with Griffin Financial Group LLC has been previously delivered to the Company.

Section 4.14 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer and its Subsidiaries and current or former directors of Buyer and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), are identified in Buyer Disclosure Schedule 4.14.

(b) To the Knowledge of Buyer, each Buyer Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Buyer Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Buyer, threatened action, suit or claim relating to any of Buyer Benefit Plans (other than routine claims for benefits). Neither Buyer nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any Buyer Benefit Plan that would reasonably be expected to subject Buyer or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Buyer or any Subsidiary with respect to any Buyer Benefit Plan which is subject to Title IV of ERISA (“Buyer Defined Benefit Plan”) currently or formerly maintained by Buyer or any entity which is considered one employer with Buyer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Buyer ERISA Affiliate”). Neither Buyer nor any Buyer ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any NTHB Defined Benefit Plan or by any Buyer ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement. No Buyer Defined Benefit Plan or single-employer plan of any Buyer ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Buyer has not provided, and is not required to provide, security to any Buyer Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d) All material contributions required to be made under the terms of any Buyer Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Buyer’s consolidated financial statements to the extent required by GAAP. Buyer and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Buyer Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.15 Environmental Matters.

(a) Each of Buyer and its Subsidiaries and each property owned, leased or operated by any of them (the “Buyer Property”) and, to the Knowledge of Buyer, Buyer Loan Properties, are, and have been, in compliance with all Environmental Laws.

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of Buyer, threatened, before any Governmental Authority or other forum in which Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material or Oil at, in, to, on, from or affecting a Buyer Property, a Buyer Loan Property, or any property previously owned, operated or leased by Buyer or any of its Subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, nor to the Knowledge of Buyer, any Buyer Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 could reasonably be based. No facts or circumstances have come to Buyer’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 would reasonably be expected to occur.

(d) During the period of (i) Buyer’s or any of its Subsidiaries’ ownership, tenancy or operation of any Buyer Property or (ii) Buyer’s or any of its Subsidiaries’ holding of a security interest in any Buyer Loan Property, to the Knowledge of Buyer, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Buyer Property or Buyer Loan Property, that would reasonably be expected to result in any liabilities or obligations of Buyer or any of its Subsidiaries pursuant to any Environmental Law. To the Knowledge of Buyer, prior to the period of (i) Buyer’s or any of its Subsidiaries’ ownership, tenancy or operation of any Buyer Property or any property previously owned, operated or leased by Buyer or any of its Subsidiaries, or (ii) Buyer’s or any of its Subsidiaries’ holding of a security interest in a Buyer Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of Buyer or any of its Subsidiaries pursuant to Environmental Law.

(e) Neither Buyer nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under CERCLA) of any Buyer Loan Property and there are no Buyer Participation Facilities.

(f) Notwithstanding any other provision of this Agreement, other than as set forth in Section 4.08 (Absence of Certain Changes or Events), Section 4.09 (SEC Documents; Financial Reports; and Financial Controls and Procedures), Section 4.10 (Regulatory Reports) and this Section 4.15 (Environmental Matters) sets forth Buyer’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Oil and other environmental matters.

Section 4.16 Tax Matters.

(a) Each of Buyer and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Each of Buyer and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer or any of its Subsidiaries.

Section 4.17 Investment Securities. Each of Buyer and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities are valued on the books of Buyer in accordance with GAAP. Buyer and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which Buyer believes are prudent and reasonable in the context of such businesses.

Section 4.18 Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

Section 4.19 CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy and data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 170. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.20 Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of the Company and (iii) preserve for itself and Buyer the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedules or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, the Company shall not and, as applicable, shall cause Company Bank to not:

(a) Capital Stock. Other than pursuant to stock options, warrants or stock-based awards outstanding as of the date of this Agreement and listed in the Company Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Company Common Stock, or obligate itself to purchase, retire or redeem, any of its shares of the Company Common Stock.

(b) Dividends; Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from the Company Bank to the Company or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date of this Agreement with record and payment dates consistent with past practice, or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date of this Agreement, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or the Company Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with the Company’s 2013 budget, a copy of which has been made available to Buyer, (ii) the Company and the Company Bank shall be permitted to make cash contributions to the Company 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) the Company or the Company Bank, as applicable, shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date.

(d) Hiring. Hire any person as an employee of the Company or the Company Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date of this Agreement at an annual salary of less than $30,000 and whose employment is terminable at the will of the Company or the Company Bank, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to Buyer, or (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or Company Bank.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date of this Agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the Company’s Articles of Association or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount which exceeds $25,000 and/or would impose any material restriction on the business of the Company.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with the Company’s loan policies and procedures in effect as of the date of this Agreement; provided, however, that the prior notification and approval of Buyer is required for any of the foregoing if such Loan is in excess of $250,000. For purposes of this Section 5.01(r), consent shall be deemed given unless Buyer objects within 48 hours of notification.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by the Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Company Shareholder Approval. The Company agrees to take, in accordance with applicable law, the Articles of Agreement of the Company and the Bylaws of the Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. The Company agrees to use its best efforts to convene the Company Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of the Company pursuant to Section 5.08, and in any event shall convene the Company Meeting within forty-five (45) days after such mailing. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during the Company Meeting recommend adoption of this Agreement by the shareholders of the Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of the Company for their approval at the Company Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering Buyer Common Stock to be offered to holders of the Company Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Company Meeting, Buyer shall draft and prepare, and the Company shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Buyer in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. Buyer shall provide the Company and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Buyer shall file the Merger Registration Statement with the SEC. Each of Buyer and the Company shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish to Buyer all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. The Company shall provide Buyer with any information concerning the Company that Buyer may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and the Buyer shall notify the Company promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company promptly copies of all correspondence between it or any of its representatives and the SEC. Buyer shall provide the Company and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Buyer and the Company agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. The Company agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of the Company Common Stock entitled to vote at the Company Meeting at the earliest practicable time.

Section 5.07 Supplements or Amendment. The Company and Buyer shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall cooperate with Buyer in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and Buyer shall file an amended Merger Registration Statement with the SEC, and each of Buyer and the Company shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of the Company and Buyer will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Company and Buyer will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or the Company, or the Company to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and the Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. The Company and Buyer shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. The Company and Buyer shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and to such other information relating to the Company as Buyer may reasonably request and, during such period, it shall furnish promptly to Buyer all information concerning the business, properties and personnel of the Company as Buyer may reasonably request.

(b) All information furnished to Buyer by the Company pursuant to Section 5.10(a) shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Agreement of Confidentiality, dated as of December 28, 2012, by and between the Company and Buyer (the “Confidentiality Agreement”).

(c) No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by the Company.

(a) From the date of this Agreement through the Effective Time, the Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (x) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the Company Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) Business Day period following notification to the Buyer of the Superior Proposal, the Company and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) the Company provides notice to Buyer of its decision to take such action in accordance with the requirements of Section 5.11(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to Buyer than, the terms contained in any such agreement between the Company and Buyer, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b) The Company shall notify Buyer promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any Person that informs the Company Board or a member of the senior management of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within twenty-four (24) hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

(c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Buyer who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement promptly to return or destroy such information. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) The Company shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company, at the direction or with the consent of the Company, shall be deemed to be a breach of this Section 5.11 by the Company.

Section 5.12 Certain Policies. Prior to the Effective Date, the Company shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that the Company shall not be obligated to take any action pursuant to this Section 5.12 unless and until Buyer acknowledges, and the Company is satisfied, that all conditions to the Company’s obligation to consummate the Merger have been satisfied and that Buyer shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by the Company pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

Section 5.13 Indemnification.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of the Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of the Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of Buyer as in effect on the date of this Agreement (subject to change as required by law). Buyer’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Buyer shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Buyer be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by the Company to maintain such insurance (the “Insurance Amount”), and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, Buyer may choose to maintain any or all of the Company Benefit Plans in its sole discretion and the Company shall cooperate and shall cause Company Bank to cooperate with Buyer in order to effect any plan terminations to be made as of the Effective Time (or immediately prior to the Effective Time in the case of any tax-qualified 401(k) plan). However, for any the Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Buyer shall take all reasonable action so that employees of the Company and the Company Bank shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of the Company and the Company Bank in Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall cause each Buyer Benefit Plan in which employees of the Company or the Company Bank are eligible to participate to take into account for purposes of eligibility and vesting under Buyer Benefit Plans (but not for purposes of benefit accrual) the service of such employees with the Company and the Company Bank to the same extent as such service was credited for such purpose by the Company or the Company Bank, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Buyer to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time; provided, however, that Buyer shall continue to maintain the Company Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Buyer Benefit Plan until the Company Employees are permitted to participate in Buyer Benefit Plans, unless such Buyer Benefit Plan has been frozen or terminated with respect to similarly situated employees of Buyer or any Subsidiary of Buyer.

(b) Buyer shall assume and honor, under the vacation policies of the Company and the Company Bank, as disclosed on Company Disclosure Schedule 3.16, the accrued but unused vacation time of employees of the Surviving Corporation who were employees of the Company or the Company Bank prior to the Effective Time.

(c) If employees of the Company or the Company Bank become eligible to participate in a medical, dental or health plan of Buyer upon termination of such plan of the Company or the Company Bank, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous the Company Benefit Plan prior to the Effective Time.

(d) Any employee of the Company or the Company Bank (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Buyer (but by and in the sole discretion of the Company and the Company Bank) prior to the Effective Time, or is terminated by Buyer or a Subsidiary of Buyer within six (6) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service, such service determined by taking into account service with the Company, the Company Bank, Buyer and any Subsidiary of Buyer), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay. Any employee of the Company or the Company Bank whose employment is terminated (other than for cause) pursuant to this Section 5.14(h) shall be eligible to apply for open job listings at the Buyer and/or its affiliates and Buyer shall use commercially reasonable efforts to notify such persons of these vacancies as they may arise from time to time.

(e) As soon as practicable after the execution of this Agreement, Buyer and/or Buyer Bank will enter into a change of control agreement with Joseph A. Boyd substantially in the form attached hereto as Exhibit B to be effective as of the Effective Time. At and following the Effective Time, Buyer shall honor the contractual rights and vested benefit obligations of current and former employees and directors of the Company and Company Bank existing as of the Effective Date as well as all employment, severance, deferred compensation, change in control agreements to the extent set forth on Company Disclosure Schedule 3.16(e). Buyer acknowledges that the consummation of the Merger will constitute a “change in control” of the Company and Company Bank for purposes of any benefit plans, agreements and arrangements of the Company and Company Bank to the extent such benefit plans, agreements and arrangements are set forth on Company Disclosure Schedule 3.16(a).

(f) Buyer and the Company shall provide, or shall cause Buyer Bank and the Company Bank, as applicable, to provide, a retention pool in an amount disclosed in Buyer Disclosure Schedule 5.14(f) to certain employees of the Company and/or the Company Bank to be designated by Buyer in consultation with the Company. Such designated employees will enter into a retention agreement to be mutually agreed upon by Buyer and the Company.

Section 5.15 Notification of Certain Changes. Buyer and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Company. Without limiting the foregoing, the Company agrees to provide Buyer (i) a copy of each report filed by the Company with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Company Disclosure Schedule 3.14.

Section 5.17 Board Packages. The Company shall distribute a copy of the Company Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such packages to the Company Board; provided, however, that the Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of the Company or any other matter that the Company Board has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and the Company shall use their reasonable best efforts to facilitate the integration of the Company with the business of Buyer following consummation of the transactions, and shall meet on a regular basis to discuss and plan for the conversion of the Company’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Buyer and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of the Company’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. The Company shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Buyer shall indemnify the Company for any reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Buyer and/or the Company in accordance with Sections 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by the Company only in accordance with Sections 7.01(d), 7.01(e) or 7.01(g), Buyer shall indemnify the Company for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Company and Buyer to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. Buyer shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, and the Company shall have received a letter setting forth the written opinion of Cranmore, FitzGerald & Meaney, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation and warranty set forth in Section 3.09(a)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 3.03(a), which shall be true and correct in all material respects, and Section 3.09(a), which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of Buyer reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Buyer would not have entered into this Agreement had such condition, restriction or requirement been known at the date of this Agreement.

(d) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of the Company Common Stock.

(e) Other Actions. the Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Buyer may reasonably request.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger also are subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation and warranty set forth in Section 4.08) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.03, which shall be true and correct in all material respects, and Section 4.08, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Buyer. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as the Company may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Buyer or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or the Company (provided, in the case of the Company, that it shall not be in material breach of any of its obligations under Section 5.05), if the approval of the shareholders of the Company required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Buyer) or Section 6.03(a) (in the case of a breach of a representation or warranty by the Company).

(e) Breach of Covenants. By either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by the Company) or Section 6.03(b) in the case of a breach of a representation or warranty by Buyer).

(f) Delay. By either Buyer or the Company if the Merger shall not have been consummated on or before December 31, 2013 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Buyer or the Company, if (i) the Company shall have breached its obligations under Section 5.11, (ii) the Company Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary of Buyer or (iv) the Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(h) Price Adjustments. By Company, if the Company Board so determines by a majority vote of the members of the entire Company Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(A) Buyer Market Value on the Determination Date is less than 85% of the Initial Buyer Market Value; and

(B) the number obtained by dividing Buyer Market Value on the Determination Date by the Initial Buyer Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.15; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.01(h), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock by adjusting the Exchange Ratio to the quotient determined by dividing Initial Buyer Market Value by Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.8696. If within such five (5) Business Day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(h).

For purposes of this Section 7.01(h), the following terms shall have the meanings indicated below:

“Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the first date on which all Requisite Regulatory Approvals under Section 6.01(a) have been obtained (disregarding any waiting period).

“Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Buyer Market Value” means $13.22.

“Initial Index Price” means $2,076.264.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to Buyer a termination fee of $575,000 within three (3) Business Days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(a) Buyer or the Company terminates this Agreement pursuant to Section 7.01(g); or

(b) the Company enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving the Company within eighteen (18) months following the termination of this Agreement by Buyer pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by the Company after an Acquisition Proposal has been publicly announced or otherwise made known the Company.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, NH 03773

Attention:    Stephen R. Theroux

   President and Chief Executive Officer

Fax: (603) 863-9571

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention: Richard A. Schaberg

Fax: (202) 637-5910

If to the Company:

Central Financial Corporation

P.O. Box 368

Main Street

Randolph, VT 05060

Attention:    Steven M. Dimick

   President and Chief Executive Officer

Fax: (802) 728-4016

With a copy to:

Cranmore, FitzGerald & Meaney

49 Wethersfield Ave.

Hartford, CT 06114

Attention: J. J. Cranmore

Fax: (860) 522-3379

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Buyer’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Company: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“BHCA means the Bank Holding Company Act of 1956, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Hampshire are authorized or obligated to close.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Loan Property” means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Buyer or any of its Subsidiaries.

“Buyer Option Plans” means the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan and the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

“Buyer Participation Facility” means any facility in which Buyer or any of its Subsidiaries participates or has participated in the management of environmental matters.

“Company Board” means the Board of Directors of the Company.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company.

“Company Loan Property” means any property in which the Company or the Company Bank holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or the Company Bank.

“Company Participation Facility” means any facility in which the Company or the Company Bank participates or has participated in the management of environmental matters.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the individuals listed on Schedule 9.01(a), or (ii) in the case of Buyer, the individuals listed on Schedule 9.01(b); provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Material Adverse Effect” means (a) with respect to the Company, any effect that is material and adverse to the financial position, results of operations or business of the Company or that would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of Buyer or as otherwise expressly permitted or contemplated by this Agreement; and (vii) exclusive of the performance of the Company’s investment portfolio; and (b) with respect to Buyer, any effect that materially impairs the ability of Buyer to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Buyer and the Company and as delivered to holders of the Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (a) on terms which the Company Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Company Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

CENTRAL FINANCIAL CORPORATION

By:	/s/ Steven H. Dimick
Name:	Steven H. Dimick
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of April 3, 2013, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”), and the undersigned holder (“Shareholder”) of common stock, par value $2.00 per share (“Common Stock”), of Central Financial Corporation, a Vermont corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of the Company with and into Buyer (the “Merger”);

WHEREAS, Shareholder owns the shares of Common Stock identified on Schedule 1 hereto (such shares, together with all shares of Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”);

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (c) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares. The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (a) sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), any Shares, (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (c) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (x) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (y) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (z) as Buyer may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of Shareholder. Except as disclosed on Schedule 1 hereto, the Shareholder hereby represents and warrants to Buyer as follows:

(a)	the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;

(b)	this Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)	the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement (the Shareholder agrees to promptly notify Buyer in writing of the nature and amount of any Shares acquired after the date of this Agreement, and such Shares shall be subject to the foregoing representations and warranties);

(d)	the Shareholder understands that, at the Effective Time, each outstanding Share listed on Schedule 1 (including any restricted shares of Common Stock the vesting of which accelerates at or prior to the Effective Time) shall be converted into, as provided in and subject to the limitations set forth in the Merger Agreement, the right to receive 8.699 shares of Buyer Common Stock, plus cash for any fractional shares in accordance with Section 2.03 of the Merger Agreement;

(e)	the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder; and

(f)

the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Shareholder except for applicable requirements, if any, of

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the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his obligations under this Agreement in any material respect.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint Buyer with full power of substitution to any Affiliate of Buyer, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable to perform his obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation. From and after the date of this Agreement until the Expiration Date, the Shareholder, in his capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any advisor or representative of, such Shareholder or any of his Affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his advisors or representatives or Affiliates, other than the Company in accordance with the terms of the Merger Agreement, to) (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

7. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Capacity as Shareholder. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder (a) from exercising his duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or (b) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Shareholder is executing this Agreement solely in his capacity as a shareholder of the Company.

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10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

15. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

16. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

17. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

18. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

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19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Association, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Title:

6

SCHEDULE 1

Shares	Type

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EXHIBIT B

FORM OF ONE-YEAR CHANGE OF CONTROL AGREEMENT

This ONE-YEAR CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into as of April     , 2013 by and among LAKE SUNAPEE BANK, FSB (the “Bank”), NEW HAMPSHIRE THRIFT BANCSHARES, INC. (the “Company”) and Joseph A. Boyd (the “Officer”), with the Company being a party hereto solely for purposes of Section 20 hereof.

INTRODUCTORY STATEMENT

The Company entered into an Agreement and Plan of Merger with the current employer of the Officer (the “Merger Agreement”), with the Officer to continue employment with the Bank following the Closing Date of the Merger. The Board of Directors has concluded that it is in the best interests of the Bank, the Company and their shareholders to establish a working environment for the Officer that minimizes the personal distractions that might result from possible business combinations in which the Company or the Bank might be involved in the future following the Closing Date. To this end, the Bank has decided to provide the Officer with assurance that his compensation will be continued for a minimum period of one year following termination of employment as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii) (the “Assurance Period”) if his employment terminates under specified circumstances related to a business combination. The Board of Directors of the Bank has decided to formalize this assurance by entering into this Change of Control Agreement with the Officer. The Board of Directors of the Company has authorized the Company to guarantee the Bank’s obligations under this Agreement. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

The terms and conditions which the Bank, the Company and the Officer have agreed to are as follows.

AGREEMENT

Section 1.	Term; Change of Control and Pending Change of Control Defined.

(a) This Agreement shall take effect as of the Closing Date and shall be in effect during the period (the “Term”) beginning on the Closing Date and ending on the first anniversary of the date on which the Bank notifies the Officer of its intent to discontinue the Agreement (the “Initial Expiration Date”) or, if later, the first anniversary of the latest Change of Control or Pending Change of Control, as defined below, that occurs after the Closing Date and before the Initial Expiration Date. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement

(b) For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters

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or the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in section 1(b)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 1(b), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(c) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control. Notwithstanding anything contained herein to the contrary, a Pending Change of Control shall not have been deemed to occur unless the Change of Control contemplated by such Pending Change of Control does, in fact, occur.

Section 2.	Discharge Prior to a Pending Change of Control

The Bank may discharge the Officer at any time prior to the occurrence of a Pending Change of Control for any reason or for no reason. In such event:

(a) The Bank shall pay to the Officer (or, in the event of his death, his estate) his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Officer’s termination of employment.

(b) The Bank shall provide the benefits, if any, due to the Officer (or, in the event of his death, his estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs; provided, however, that such benefits shall, if and to the extent necessary to except such benefits from section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), be paid within 2 1/2 months following the end of the taxable year of the Officer, Bank or the Company, whichever is longer, in which the termination event occurs.

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The payments and benefits described in sections 2(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.” In addition, the Officer, the Company and the Bank agree that the termination benefits described in this sections 2(a) and (b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

Section 3.	Termination of Employment Due to Death

The Officer’s employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Officer’s death. In such event, the Bank shall pay and deliver to his estate and surviving dependents and beneficiaries, as applicable, the Standard Termination Entitlements.

Section 4.	Termination Due to Disability after Change of Control or Pending Change of Control.

The Bank may terminate the Officer’s employment during the Term and after the occurrence of a Change of Control or a Pending Change of Control upon a determination, by a majority vote of the members of the Board of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to it, that the Officer is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Officer from performing his assigned duties on a substantially full-time basis for a period of at least 90 days during the period of one year ending with the date of the determination or is likely to result in death or prevent the Officer from performing his assigned duties on a substantially full-time basis for a period of at least 90 days during the period of one year beginning with the date of the determination. In such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Bank shall continue to pay the Officer his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of (i) the expiration of 90 days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank (the “LTD Eligibility Date”); (iii) the date of his death; (iv) the expiration of the Assurance Period (the “Initial Continuation Period”); and (v) within two months following the end of the taxable year of the Officer, Bank or the Company, whichever is longer, in which the termination event occurs. If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Bank shall continue to pay the Officer his base salary, at an annual rate equal to 60% of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Assurance Period.

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A termination of employment due to disability under this section 4 shall be effected by a notice of termination given to the Officer by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer.

The Officer, the Company and the Bank agree that the termination benefits described in section 4(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) as disability pay.

Section 5.	Discharge with Cause after Change of Control or Pending Change of Control

(a) The Bank may terminate the Officer’s employment with “Cause” during the Term and after the occurrence of a Change of Control or Pending Change of Control, but a termination shall be deemed to have occurred with “Cause” only if:

(i) the Board of Directors of the Bank and the Board of Directors of the Company, by separate majority votes of their entire membership, determine that the Officer should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) at least 45 days prior to the vote contemplated by section 1(b)(i), the Bank has provided the Officer with notice of its intent to discharge the Officer for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by section 5(a)(i), the Officer (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Bank for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the vote contemplated by section 5(a)(i), the Bank has furnished to the Officer a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Bank, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Officer’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

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(b) If the Officer is discharged with Cause during the Term and after a Change of Control or Pending Change of Control, the Bank shall pay and provide to him (or, in the event of his death, to his estate and surviving beneficiaries and dependents, as applicable) only the Standard Termination Entitlements. Following the giving of a Notice of Intent to Discharge, the Bank may temporarily suspend the Officer’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Officer’s participation in retirement, insurance and other employee benefit plans. If the Officer is not discharged, or is discharged without Cause, within 45 days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Officer is discharged with Cause not later than 45 days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than 45 days, but sooner than 90 days, after the giving of the Notice of Intent to Discharge, all payments made to the Officer during the period beginning with the giving of the Notice of intent to Discharge and ending with the Officer’s discharge with Cause shall be retained by the Officer and shall not be applied to offset the Standard Termination Entitlements. If the Bank does not give a Final Discharge Notice to the Officer within 90 days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Officer with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 6.	Discharge without Cause after Change of Control or Pending Change of Control

The Bank may discharge the Officer without Cause at any time after the occurrence of a Change of Control or Pending Change of Control, and in such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Bank shall make a lump sum payment to the Officer (or, in the event of his death before payment, to his estate) within 60 days following the Officer’s termination of employment with the Bank, in an amount equal to the salary that Officer would have earned if he had continued working for the Bank during the Assurance Period at the highest annual rate of salary achieved during that portion of the employment period which is prior to Officer’s termination of employment with the Bank without discounting for early payment. Such lump sum shall be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination. The payments and benefits described in section 6(b) are referred to in this Agreement as the “Additional Change of Control Entitlements.” In addition, the Officer, the Company and the Bank agree that the termination benefits described in sections 6(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(4) as short-term deferrals.

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Section 7.	Resignation.

(a) The Officer may resign from his employment with the Bank at any time. A resignation under this section 7 shall be effected by notice of resignation given by the Officer to the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer. The Officer’s resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Officer’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs during the Term, but on or after the effective date of a Change of Control, and is on account of:

(i) the failure of the Bank (whether by act or omission of the Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Officer to the position with Bank that he held immediately prior to the Change of Control (the “Assigned Office”) or to a more senior office;

(ii) a material failure by the Bank, whether by amendment of the certificate of incorporation or organization, by-laws, action of the Board of Directors of the Bank or otherwise, to vest in the Officer the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Officer shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within 30 days after such notice is deemed given;

(iii) any reduction of the Officer’s rate of base salary in effect from time to time or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Officer’s compensation as and when due;

(iv) any change in the terms and conditions of any compensation or benefit program in which the Officer participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within 30 days after such notice is deemed given;

(v) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within 30 days after such notice is deemed given; or

(vi) a change in the Officer’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than 25 miles away from the Officer’s principal residence and more than 25 miles away from the location of the Bank’s principal executive office on the day before the occurrence of the Change of Control.

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In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in his notice of resignation whether he considers his resignation to be a resignation with Good Reason, and if he does, he shall state in such notice the grounds which constitute Good Reason. The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, had faith or manifest error.

(c) In the event of the Officer’s resignation for any reason, the Bank shall pay and deliver the Standard Termination Entitlements. In the event of the Officer’s resignation with Good Reason, the Bank shall also pay and deliver the Additional Termination Entitlements.

Section 8.	Terms and Conditions of the Additional Termination Entitlements.

(a) The Bank and the Officer hereby stipulate that the damages that may be incurred by the Officer following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages.

(b) The Bank and the Officer further agree that the Bank may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (a) the Officer’s resignation from any and all positions that he holds as an officer, director or committee member with respect to the Bank or the Company or any subsidiary or affiliate of either of them; and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Officer, whether for compensation or damages, in connection with his employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements. This release must be executed and delivered to the Bank no later than 53 days following the date of termination and not revoke a release of claims in favor of the Company and the Bank and all affiliates in the form as may be reasonably prescribed by the Bank. Severance payments will commence following the expiration of the 60 day period following termination of employment, provided that the Officer has executed and delivered and not revoked the release no later than 53 days following the date of termination and such release is effective upon the 60th day following termination of employment.

(c) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer under this Agreement constitute an “excess parachute payment” with the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Bank shall determine that any payments to be made hereunder (together with any other payments) constitute an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder, then the Additional Termination Entitlements shall be reduced by the Bank in its sole discretion to the point that such compensation shall not qualify as an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder.

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Section 9.	No Effect on Employee Benefit Plans or Programs.

The termination of the Officer’s employment during the Assurance Period or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of the Bank from time to time; provided, however, that nothing in this Agreement shall he deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank or Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder. Notwithstanding anything herein contained to the contrary, the provisions of this section 9 shall not be construed to provide any payment or benefit that would conflict with the provisions of 12 CFR Section 163.39(b)(1) or section 19 hereof.

Section 10.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, his legal representatives and testate or intestate distributees, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Company’s or Bank’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section 11.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall he deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer:

To the most recent address on file with the Company or the Bank

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If to the Company or the Bank:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, NH 03773

Attention: Chairman, Compensation Committee of the Board of Directors

Section 12.	Indemnification for Attorneys’ Fees.

The Bank shall indemnify, hold harmless and defend the Officer against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Officer shall have substantially prevailed on the merits and is therefore entitled to such indemnification, be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 12 shall be made only after a determination by the members of the Board (other than the Officer and any other member of the Board to which the Officer is related by blood or marriage) that the Officer has acted in good faith and that such indemnification payment is in the best interests of the Bank. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Officer incurs the expense or, if later, within 60 days after the settlement or resolution that gives rise to the Officer’s right to reimbursement; provided, however, that the Officer shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require. Notwithstanding anything herein contained to the contrary, the provisions of this section 12 shall not be construed to provide any indemnification right or other benefit which would conflict with the provisions of 12 CFR Section 145.121.

Section 13.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 14.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 15.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

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Section 16.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New Hampshire applicable to contracts entered into and to be performed entirely within the State of New Hampshire.

Section 17.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 18.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Officer the benefit originally afforded pursuant to this Agreement.

Section 19.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) Notwithstanding anything herein contained to the contrary, the Bank’s Board of Directors may terminate the Officer’s employment at any time, but any termination by the Bank’s Board of Directors other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement.

(b) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer hereunder exceed three times the Officer’s average annual compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).

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(c) Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(d) Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations that were suspended.

(e) Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Officer shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Officer shall not be affected.

(g) Notwithstanding anything herein contained to the contrary, all obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Comptroller of the Currency (“Comptroller”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Comptroller or his or her designee at the time such Comptroller or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Comptroller to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 20.	Guaranty.

The Company hereby irrevocably and unconditionally guarantees to the Officer the payment of all amounts, and the performance of all other obligations, due from the Bank in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

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Section 21.	Payments to Key Employees

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a “specified employee” (within the meaning of Section 409A) shall be made sooner than the first day of the seventh month after such termination of employment; provided, however, that to the extent such delay is imposed by Section 409A as a result of a Change of Control as defined in section 1(b), the payment shall be paid into a rabbi trust for the benefit of the Officer as if the required delay was not imposed with such amounts then being distributed to the Officer as soon as permissible under Section 409A.

Section 22.	Involuntary Termination Payments to Employees (Safe Harbor).

In the event a payment is made to an employee only upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two times the lesser of (i) the sum of the Officer’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Officer terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Officer is considered a “specified employee” (within the meaning of Section 409A), such payment in excess of the Safe Harbor Amount will be subject to the provisions of Section 21 of this Agreement. The Officer, the Company and the Bank agree that the termination benefits described in this section 22 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

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IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and the Officer has hereunto set his hand, all as of the day and year first above written.

JOSEPH A. BOYD

LAKE SUNAPEE BANK, FSB

Attest:

By:		By:
	Name: Laura Jacobi	Name: Stephen R. Theroux
	Title: Chief Financial Officer and Secretary	Title: President and Chief Executive Officer

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

Attest:

By:		By:
	Name: Laura Jacobi	Name: Stephen R. Theroux
	Title: Chief Financial Officer and Secretary	Title: President and Chief Executive Officer

[Signature Page to Change of Control Agreement]

EXHIBIT C

FORM OF PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of April 3, 2013 by and between Lake Sunapee Bank, fsb, a federally chartered savings association whose main office is located in Newport, New Hampshire (“Buyer Bank”), and The Randolph National Bank, a national banking association whose main office is located in Randolph, Vermont (the “Company Bank”).

WHEREAS, Buyer Bank is the wholly owned subsidiary of New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”) and the Company Bank is the wholly owned subsidiary of Central Financial Corporation, a Vermont corporation (the “Company”);

WHEREAS, Buyer and the Company desire that the Company Bank merge with and into Buyer Bank pursuant to the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Buyer and the Company (the “Merger Agreement”); and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company Bank and Buyer Bank hereto agree as follows:

Section 1. The Merger. Subject to the terms and conditions set forth in this Agreement, in the Merger Agreement and pursuant to applicable federal laws and regulations, at the Effective Time (as defined herein), the Company Bank shall merge with and into Buyer Bank (the “Merger”). Buyer Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a stock savings association chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”) following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of the Company Bank shall cease.

(a) Effective Time: Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as Buyer Bank shall designate, which date shall be referred to as the “Effective Date.”

(b) Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Lake Sunapee Bank, fsb.” The purpose of the Surviving Bank shall be to exist as a federally chartered savings association and to engage in activities incidental thereto in a manner consistent with federal law.

(c) Charter. From and after the Effective Time, the charter of Buyer Bank, a federal stock savings association, and as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d) Bylaws. From and after the Effective Time, the bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e) Capital Stock. From and after the Effective Time, (i) each share of the Company Bank Stock issued and outstanding immediately prior to the Effective Time shall be cancelled, and (ii) each share of common stock, par value $1.00 per share, of Buyer Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f) Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Buyer Bank in office immediately prior to the Effective Time. In addition, the number of persons constituting the Board of Directors of the Surviving Bank shall be increased by one director in connection with the Merger and the Board of Directors shall designate Steven H. Dimick to serve on the Board of Directors of the Surviving Bank until at least the third anniversary of the Effective Date. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g) Officers. The officers of the Surviving Bank shall consist of the officers of Buyer Bank, in office immediately prior to the Effective Time. Each of the officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the regulations of the OCC.

(a) Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Company Bank and Buyer Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of the Company Bank and of Buyer Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company Bank and of Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Buyer Bank. Any reference to either of the Company Bank or Buyer Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Company Bank or Buyer Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Company Bank or Buyer Bank if the Merger had not occurred.

(b) Deposits. All deposit accounts of the Company Bank shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of the Company Bank, as necessary, after consummation of the Merger. All deposit accounts of Buyer Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c) Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Newport, New Hampshire.

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Section 3. Approvals Required. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including, but not limited to, the approvals of the Board of Governors of the Federal Reserve System and the OCC, as may be required, and the expiration of all applicable waiting periods with respect to the Merger. The shareholders of the Company Bank and of Buyer Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

Section 4. Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; and (ii) the approval of this Agreement by the Company in its capacity as the sole shareholder of the Company Bank and the approval of this Agreement by Buyer in its capacity as sole shareholder of Buyer Bank.

Section 5. Representations. Each of the Company Bank and Buyer Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6. Effective Date and Effective Time. The Merger provided for herein shall become effective upon the acceptance by the OCC of the filing of articles of combination pursuant to 12 C.F.R. § 152.13(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OCC on the articles of combination.

Section 7. Amendments. To the extent permitted by applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8. Termination. Consummation of the Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth in Article VI of the Merger Agreement. This Agreement shall terminate and forthwith become void automatically and without any action on the part of the Company Bank or Buyer Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof and, except as set forth in Article VII of the Merger Agreement, there shall be no further liability on the part of the Company Bank or Buyer Bank upon such termination.

Section 9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Successors. This Agreement shall be binding on the successors of the Company Bank and Buyer Bank.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LAKE SUNAPEE BANK, fsb

By:
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

THE RANDOLPH NATIONAL BANK

By:
Name:	Steven H. Dimick
Title:	President and Chief Executive Officer

[Signature Page to Plan of Bank Merger]